Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-62871 pertaining to the Berry Petroleum Company Thrift Plan of our report dated June 25, 2009, with respect to the statements of net assets available for the Berry Petroleum Company Thrift Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008 and the related supplemental schedule, which report appears in the December 31, 2008 Annual Report on Form 11-K of the Berry Petroleum Company Thrift Plan.

KMJ | Corbin & Company LLP

Costa Mesa, California
June 25, 2009